EXHIBIT 99.1

Ciprico Announces New Vice President of Sales

MINNEAPOLIS—(BUSINESS WIRE)—May 18, 2005—Ciprico Inc. (Nasdaq:CPCI) announced today that Mark Gilmore joined the company as Vice President of Sales last Monday, May 16, 2005.  “We are pleased to have an executive of Mr. Gilmore’s stature, professionalism and track record join us at this key moment in light of our recent purchase of the assets of Huge Systems. We are introducing major new products and expanding our sales resources to target new markets,” said James Hansen, Chief Executive Officer of Ciprico Inc. “

Mr. Gilmore has been Vice President of Worldwide Sales for Qualstar since 2002. Qualstar manufactures automated tape libraries for backup, archival storage, data protection and disaster recovery. Qualstar products are sold, installed and supported worldwide by Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Previously, Mr. Gilmore spent 26 years with Eastman Kodak, in various sales, service, marketing and general management roles.  Mr. Gilmore is a graduate of Marquette University.

Ciprico Inc. designs, manufactures and markets storage and system solutions for digital media applications within the broadcast and post-production, video security, and military and government market segments.  Ciprico hard disk-based storage solutions provide best-of-breed, performance-based value for video-intensive, broadcast play-to-air, non-linear editing, content creation and delivery applications.  Ciprico Inc. is headquartered in Minneapolis, with an office in Agoura Hills, California. More information about Ciprico is available at www.ciprico.com and www.hugesystems.com.

CONTACT:

James W. Hansen or Monte S. Johnson: 763.551.4000

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